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Exhibit 10.7

June 2, 2003

R. Kent Snyder
P.O. Box 67599
Rancho Santa Fe CA 92067

Dear Kent:

        We are pleased to extend to you an offer to join Senomyx, Inc. ("Company") as our President and Chief Executive Officer. The following terms apply and will constitute your employment agreement with the Company (the "Agreement").

        1.    EMPLOYMENT.

          1.1    Term.    The term of this Agreement shall begin on your first day of work for the Company and shall continue until terminated in accordance with Section 4 herein.

          1.2    Title.    You shall have the title of President and Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the "Board"). You shall serve in such other capacity or capacities as the Board may from time to time prescribe. During the term of this Agreement, unless otherwise agreed, you shall also serve as a member of the Board. Upon termination of this Agreement for any reason, you shall immediately resign as a member of the Board.

          1.3    Duties.    You shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of President and Chief Executive Officer, consistent with the bylaws of the Company and as required by the Board.

          1.4    Location.    Unless otherwise agreed in writing, you shall perform services pursuant to this Agreement at the Company's offices located in San Diego, California, or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require you to travel temporarily to other locations in connection with the Company's business.

        2.    LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

          2.1    Loyalty.    During your employment by the Company you shall devote your full business energies, interest, abilities and productive time to the proper and efficient performance of your duties under this Agreement.

          2.2    Covenant not to Compete.    Except with the prior written consent of the Company's Board of Directors, you will not, while employed by the Company, or during any period during which you are receiving compensation or any other consideration from the Company, including, but not limited to, severance pay pursuant to Section 4.1.3 herein, engage in competition with the Company and/or any of its affiliates, subsidiaries, or joint ventures currently existing or which shall be established during your employment by the Company (collectively, "Affiliates") either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates.

          2.3    Agreement not to Participate in Company's Competitors.    During your employment by the Company, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by you, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

        3.    COMPENSATION.

          3.1    Base Salary.    The Company shall pay you a base salary of Three Hundred-Fifty Thousand Dollars ($350,000.00) per year, less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with Company policy. Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

          3.2    Discretionary Bonus.    In addition to your base salary, you will be eligible to receive an annual discretionary bonus of up to thirty percent (30%) of your then current base salary based upon your performance against specific milestones to be defined by the Board.

          3.3    Stock Options.    Upon commencement of your employment hereunder, you shall be granted pursuant to the terms of the Company's 1999 Equity Incentive Plan, as amended (the "Plan"), an option to purchase shares of the common stock of the Company constituting 4% of the Company's outstanding shares on a fully diluted basis as of the date of grant assuming conversion of all outstanding preferred stock to common stock and including all shares reserved for issuance pursuant to the Plan (the "Option"). The Option shall be an incentive stock option to the extent permitted by applicable Federal income tax law. The exercise price of the Option will be equal to the fair market value of the common stock on the date of the grant, which is expected to be $0.30 per share. Subject to the provisions of Section 4.1.3 below, the Option will vest monthly over four (4) years so long as you provide service to the Company in accordance with the Plan, with 1/48th of the shares subject to the Option vesting at the end of each one-month anniversary of the date of commencement of your employment hereunder. The Option will be governed by a separate Stock Option Agreement and the Plan.

          3.4    Option Rights Upon Change of Control.    If your employment is involuntarily terminated within thirty-six (36) months following a change in control of the Company as provided under the Plan, such option shall immediately become 100% vested and exercisable in full.

          3.5    Changes to Compensation and Position with the Company.    Subject to Section 4.1 below, your Base Salary will not be reduced, your position, title and duties with the Company will not be changed and the Company will not relocate its principal place of business to more than fifty (50) miles from its current location without your prior consent.

          3.6    Employment Taxes.    All of your compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

          3.7    Vacation; Benefits.    You will be entitled to up to twenty (20) days of Paid Time Off ("PTO") per year. In addition, you shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company's executive or key management employees.

        4.    TERMINATION.

          4.1    Termination By the Company.    Your employment with the Company may be terminated under the following conditions:

          4.1.1    Termination for Death or Disability.    Your employment with the Company shall terminate effective upon the date of your death or Complete Disability. "Complete Disability" shall mean the inability of you to perform your duties under this Agreement because you have become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when you become disabled, the term Complete Disability shall mean the inability of the you to perform your duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated you from satisfactorily performing all of your usual services for the Company for a period of at least ninety (90) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement. If your employment shall be terminated by death or Complete Disability, the Company shall pay to you, and/or your heirs, your base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to you and/or your heirs under this Agreement.

          4.1.2    Termination by the Company For Cause.    The Company may terminate your employment under this Agreement for Cause. "Cause" for the Company to terminate your employment shall mean the occurrence of any of the following events:

            (i)    your substantial and repeated failure to satisfactorily perform your job duties which in the reasonable good faith, determination of the Board demonstrates gross unfitness to serve the Company, such as continued flagrant absences from the Company and demonstrable and substantial lapses of duty;

            (ii)   your refusal or failure to follow lawful directions of the Board of Directors of the Company;

            (iii)  your conviction of a felony or a crime involving moral turpitude;

            (iv)  your engaging or in any manner participating in any activity which is directly competitive with or injurious to the Company or any of its Affiliates or which violates any material provisions of Section 5 hereof or your Proprietary Information and Inventions Agreement with the Company; or

            (v)   your commission of any fraud against the Company, its Affiliates, employees, agents, collaborators or customers or use or intentional appropriation for your personal use or benefit of any funds or properties of the Company.

If your employment shall be terminated by the Company for Cause, the Company shall pay the your base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to you under this Agreement.

          4.1.3    Termination by the Company Without Cause.    You shall be an at-will employee. The Company may terminate your employment under this Agreement at any time and for any reason. However, if the Company terminates your employment without Cause (i) the Company shall pay you your base salary and accrued and unused vacation earned through the date of termination at the rate then in effect, less standard deductions and withholdings, (ii) the Company shall continue to pay to you as severance your base salary then in effect for a period of twelve (12) months following the date of termination, less standard deductions and withholdings and (iii) in the event such termination by the Company without Cause occurs within one (1) year of the date of commencement of your employment hereunder, then the vesting of your Option shall be accelerated and your Option shall be exercisable pursuant to its terms to the same extent as if you had been continuously employed by the Company for a period of one year following the date of commencement of your employment hereunder; provided that in order to be eligible for said severance payments and acceleration pursuant to the foregoing clauses (ii) and (iii) you shall be required to execute a release of claims substantially in the form of Exhibit A and shall not be eligible to receive any such severance payment or acceleration until said release shall become effective.

          4.2    Termination By You.    You may terminate your employment with the Company as follows:

            4.2.1    Resignation.    You may resign your employment upon thirty (30) days written notice to the Company, delivered to the Chairman of the Board. Upon such resignation, the Company shall pay you your base salary and accrued and unused vacation earned through the date upon which the Company, in its sole discretion, accepts such resignation, and you shall not be entitled to any other benefit or compensation and the Company shall have no further obligations to you under this Agreement.

          4.3    Termination by Mutual Agreement of the Parties.    Your employment pursuant to this Agreement may be terminated at any time upon mutual agreement, in writing. Any such termination of employment shall have the consequences specified in such writing.

          4.4    Survival of Certain Provisions.    Sections 2.2 and 5 shall survive the termination of this Agreement.

        5.    CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

          5.1   As a condition of employment you agree to execute and abide by the Company's standard Proprietary Information and Inventions Agreement, attached hereto as Exhibit B.

          5.2   While employed by the Company and for one (1) year thereafter, you agree that in order to protect the Company's trade secrets and confidential and proprietary information from unauthorized use, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

        6.    ASSIGNMENT AND BINDING EFFECT.

        This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of your duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by you. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

        7.    CHOICE OF LAW.

        This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

        8.    INTEGRATION.

        This Agreement, including Exhibits A and B, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of your employment and the termination of your employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit B hereto, the Proprietary Information and Inventions Agreement controls.

        9.    AMENDMENT.

        This Agreement cannot be amended or modified except by a written agreement signed by you and the Chairman of the Board of the Company.

        10.    WAIVER.

        No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

        11.    SEVERABILITY.

        The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties' intention with respect to the invalid or unenforceable term or provision.

        12.    INTERPRETATION; CONSTRUCTION.

        The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but you have been encouraged to consult with, and have consulted with, your own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

        13.    REPRESENTATIONS AND WARRANTIES.

        You represent and warrant that you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that your execution and performance of this Agreement will not violate or breach any other agreements between you and any other person or entity.

        14.    COUNTERPARTS.

        This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

        15.    LITIGATION COSTS.

        Should any claim be commenced between the Parties or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation to this Agreement, the Party prevailing in such action shall be entitled, in addition to such other relief as may be granted to a reasonable sum as and for that Party's attorney's fees in such action.

        16.    ELIGIBILITY.

        As required by law, this offer and Agreement is subject to satisfactory proof of your right to work in the United States.

        If you accept employment on the terms described above, please sign and date this letter in the space provided below and return it to me no later than June 6, 2003. After such date this offer shall lapse.

        We look forward to your favorable reply and to a productive and enjoyable working relationship.

Sincerely,
Senomyx, Inc.
/s/ MARK LESCHLY Mark Leschly, Chairman of the Board of Directors
Agreed and Accepted:
/s/ R. KENT SNYDER R. KENT SNYDER
Dated:	6/2/03

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

        In consideration of the payments and other benefits set forth in Section 4.1.3 of the Offer of Employment letter dated May 30, 2003 (the "Offer Letter"), to which this form is attached, I, R. Kent Snyder hereby furnish Senomyx, Inc. (the "Company"), with the following release and waiver ("Release and Waiver").

        In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the California Fair Employment and Housing Act (as amended).

        I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

        I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

        I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release, and Waiver earlier).

        I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement, a copy of which is attached to the Offer Letter as Exhibit B. Pursuant to the Proprietary

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Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information & Inventions Agreement.

        This Release and Waiver, including Exhibit B to the Offer Letter, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
R. KENT SNYDER

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EXHIBIT A RELEASE AND WAIVER OF CLAIMS